Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Brilliant Earth Group, Inc.

San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 11, 2021, relating to the financial statement of Brilliant Earth Group, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Denver, Colorado
August 30, 2021